Exhibit 14.1

Weyco Group, Inc.

CODE OF

BUSINESS ETHICS

WEYCO GROUP, INC.

CODE OF BUSINESS ETHICS

Weyco Group, Inc.(“Weyco Group”) maintains a reputation for integrity and honesty, and for acting in good faith in all of its dealings.  This reputation has been established over the years by the responsible conduct of employees of Weyco Group.

Weyco Group’s Code of Business Ethics (the “Code”) captures in written form those ethical principles that we follow in the conduct of our business.  The Code applies to and is provided to all Weyco Group directors, officers, employees as a clear statement of the Company's standards for ethical behavior.

The Code will be rigorously enforced.  Any employee who violates the Code is subject to disciplinary action and possible discharge.

The following general ethical principles apply to all Weyco Group directors, officers and employees:

●	You must always conduct all aspects of Weyco Group’s business in an ethical and legal manner.
●	You should actively promote honest and ethical conduct both within and outside of Weyco Group, including the ethical handling of actual or apparent conflicts of interest.
●	The conduct of each director, officer or employee with Weyco Group customers, distributors, the general public, the media and other directors, officers or employees must reflect the highest standards of honesty, integrity and fairness.
●	You must always cooperate fully in any investigation of misconduct.

1.Conflicts of Interest must be Avoided.

Your conduct in the performance of your duties for the Company must be honest and ethical, including the ethical handling of actual or apparent conflicts of interest between personal and professional interests.  You should not engage in any act that might result in a conflict (or even the appearance of a conflict) between Weyco Group’s interests and your own or another person's or organization's interests.  You should also be free from any interest or influence that would make it difficult to give Weyco Group your best efforts and undivided attention.

Directors and executive officers of Weyco Group must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from Weyco Group's Audit Committee. Employees must seek determinations and prior authorizations or approvals from the chief executive officer or chief financial officer of the Company.

2.	Business Opportunities belong to Weyco Group.

You should not take advantage or allow others to take advantage of any business opportunity in which Weyco Group has (or can reasonably be expected to have) an interest.  Business opportunities of Weyco Group include any opportunity discovered through the use of Company property, information or position.

3.Outside Work is Permitted but with Limitations.

You may do a limited amount of work for outside organizations on your own time if this work does not interfere in any way with the effective performance of your job with Weyco Group.  However, the other organizations must not have business dealings with or compete with Weyco Group, and your outside work must not be harmful to Weyco Group’s interests or reputation.

4.Ownership of Outside Organizations is Restricted.

You may not own (directly or indirectly) any interest in an outside organization or serve as a director of that organization, if it competes in any way with Weyco Group, or has (or is likely to have) dealings with Weyco Group.  However, you may own up to one percent (1%) of the shares of any public corporation regardless of its business dealings or competitive relationship with Weyco Group.

5.	Accepting Payments, Gifts or Special Consideration from Outside Organizations is Prohibited.

You may not accept any payment or other special consideration from an outside organization in connection with your job at Weyco Group. You may not accept any gift having more than nominal value or a loan other than a normal bank loan from any such organization.  You must avoid even the appearance of impropriety in any situation involving a supplier, customer or other organization that currently has (or is likely to have) business dealings with Weyco Group.

6.Improper Payments to Customers and Suppliers are Prohibited.

You must not be involved in any way with making any improper payment or offering any improper inducement to current (or potential) customers and suppliers, other business organizations or U.S. or foreign government agencies for the purpose of obtaining business or other advantages.  This prohibition applies to activities such as offering bribes or kickbacks, paying excessive commissions or fees and providing inappropriate gifts or entertainment in connection with any Weyco Group business.

7.	Political Contributions on Behalf of Weyco Group are Restricted.

No Weyco Group funds may be used for making contributions on behalf of Weyco Group of any kind to any political organization or candidate or holder of any federal, state or local government office unless the contributions have been approved by Weyco Group’s Chief Financial Officer.  As a private citizen you should, if you desire, vote and participate in governmental activities, but you should not use the name of Weyco Group in connection with these activities.

8.Corporate Assets are Intended for Corporate Purposes.

Weyco Group’s assets and the services of Weyco Group's personnel are intended to be used only for Weyco Group’s business purposes.  You may not remove, loan, give, sell or otherwise dispose of any equipment, tools, materials, supplies or other property owned by Weyco Group without proper authorization.

9.	Weyco Group's Confidential Information must be Protected.

You are responsible for protecting and keeping strictly confidential Weyco Group's financial documents, customer and employee information, technology and other trade secrets or proprietary information.  Do not communicate this information to outsiders unless you have been authorized to do so, and do not share this information with other employees except on a "need-to-know" basis.  You should also follow any specific confidentiality procedures that may be issued from time-to-time.  Using confidential information for your personal benefit or in any way not directly related to your duties as a Weyco Group employee is prohibited.  Your obligation to keep this kind of information confidential continues even if you leave Weyco Group. No Weyco Group director, officer or employee may communicate with the media, stockbrokers, stock analysts or shareholders on any matter relating to Weyco Group without the express prior approval of Weyco Group's Chief Executive Officer or Chief Financial Officer.

10.Privacy of Employee Information must be Maintained.

Weyco Group recognizes and protects the privacy and confidentiality of employee medical and personnel records. Such records must not be shared or discussed outside Weyco Group, except as authorized by the employee or as required by law, regulation or a subpoena or order by a court of competent jurisdiction or requested by a judicial or administrative or legislative body. Any request for such records by anyone outside of Weyco Group must be approved by Weyco Group 's Chief Financial Officer.

11.	Our Actions in the Marketplace will be Lawful, Ethical and Fair.

You have an obligation to protect Weyco Group's relations with its customers and suppliers by acting lawfully, ethically and fairly.  Any questions about what action is required in any particular situation in order to meet this standard should be referred to your immediate supervisor or, if appropriate, Weyco Group's Chief Financial Officer or another officer of the Company.

12.	Full and Accurate Disclosure in SEC Reports.

Weyco Group's chief executive officer, chief financial officer, and VP of Finance are responsible to promote and oversee systems and procedures reasonably designed to facilitate Weyco Group’s ability to provide full, fair, accurate, timely and understandable disclosure in reports and documents that Weyco Group files with, or submits to, the SEC and in other public communications made by Weyco Group.  All other Weyco Group officers, Weyco Group directors and other Weyco Group employees involved directly or indirectly in the preparation of such SEC reports or other public communications are responsible for assisting the above-mentioned reporting officers in providing full, fair, accurate, timely and understandable disclosure.  All such persons must exercise the highest standards of care in preparing such SEC reports or other public communications in accordance with the following guidelines:

●	All Weyco Group accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction.
●	All records must fairly and accurately reflect the transactions or occurrences to which they relate.
●	All records must fairly and accurately reflect, in reasonable detail, Weyco Group's assets, liabilities, revenues and expenses.
●	Weyco Group's accounting records must not contain any false or intentionally misleading entries.
●	No transactions should be intentionally misclassified as to accounts, departments or accounting periods.

●	All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.
●	No information should be concealed from the independent accountants.
●	Compliance with Weyco Group's system of internal accounting controls is required.

13.Improper Influence on Audits is Prohibited.

You may not take or facilitate any action to fraudulently influence, coerce, manipulate or mislead Weyco Group's independent accountants for the purpose of rendering the Weyco Group's financial statements materially misleading.

14.	Weyco Group’s Records must be Properly Maintained.

You must always record information accurately, honestly and in accordance with all relevant accounting, recordkeeping and document retention standards.  No employee is ever authorized to knowingly enter or maintain false or misleading information in corporate books, records or reports.  Also, no circumstances justify keeping "off-the-books" accounts in any form, particularly accounts established to facilitate or disguise questionable or illegal payments.

Employees in possession of corporate records are responsible for the use and safekeeping of such records and must take all prudent measures to safeguard the privacy of employees and other individuals with respect to personal information contained in such records.

Weyco Group business records must be maintained for the periods specified in any document retention policy of Weyco Group in effect.  Records may be destroyed only at the expiration of the pertinent period.  In no case may documents involved in a pending or threatened litigation, government inquiry or under subpoena or other information request be discarded or destroyed, regardless of the normal record retention policy.  In addition, you may never destroy, alter or conceal, with an improper purpose, any record or otherwise impede any official proceeding, either personally, in conjunction with, or by attempting to influence, another person.

15.	Applicable Laws and Regulations will be Respected.

You must abide by all applicable laws and regulations in the countries in which Weyco Group operates, including insider trading laws.  If you have any questions concerning the application or interpretation of laws and regulations that may relate to your business activities, consult Weyco Group's Chief Financial Officer.

17.	Expense Reimbursements and Time Reports will be Accurate.

All Weyco Group employees are expected to be honest and accurate in reporting business expense items and hours worked.  The Company will only reimburse business expenses that are valid under IRS guidelines.  The employee seeking reimbursement must submit to the Company the proper documentation under IRS guidelines.  That documentation should be true and correct.  In reporting hours worked for compensation purposes, time reports are expected to be a true and correct representation of actual hours worked.

18.	Reporting of Illegal or Unethical Behavior.

You are responsible for reporting any fraud committed by management or others, violations of laws, rules, regulations or this Code to your immediate supervisor or, if this is not feasible or you feel your concerns have not been resolved, to Weyco Group's Chief Financial Officer or another officer of the Company.  It is our policy not to retaliate for any reports made in good faith.  The Chairman of the Audit Committee is responsible to keep the identity of the reporting person confidential unless the person agrees to be identified, identification is necessary to allow Weyco Group or law enforcement officials to investigate or respond effectively to the report, identification is required by law, or the report is baseless and not made in good faith.

You may also report concerns regarding applicable matters addressed in this Code, including suspected misconduct or any questionable accounting or auditing matters with respect to Weyco Group, on a confidential and anonymous basis by making a report to the Chairman of the Audit Committee through a procedure established by the Company under its Procedures for Handling Complaints and Concerns Regarding Accounting or Auditing Matters.

19.	Refer Any Questions to Management.

No set of ethical guidelines can cover every situation that might arise.  If you have any questions or concerns about the ethical propriety of any actions you  have taken or may be about to take, you should seek clarification.  If you have any questions or concerns regarding this Code or any matter covered by this Code, you should contact Weyco Group's Chief Financial Officer or another officer of the Company.

Protection of our reputation for integrity and honesty, and for acting in good faith in all of our dealings requires the continuous efforts of each of us in all of our business activities.

20.	Waivers.

Weyco Group's Board of Directors will have final responsibility for the interpretation and administration of this Code. Only the Board of Directors (or a committee of the Board) may grant waivers of any of the provisions of this Code, and any such waivers will promptly be disclosed in an SEC filing or on Weyco Group’s website, as required by SEC and other applicable rules and regulations. A determination by the Board of Directors (or an authorized committee of the Board) that a particular matter does not violate the provisions of this Code shall not be construed as a waiver of this Code.

Acknowledgment

I,________________________, have received and reviewed the Company’s Code of Business Ethics policy and am familiar with its terms.  I was given the opportunity to ask questions or clarify any matters pertaining to the Company’s policy

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Signature       Date

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